ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION

OF

SECUREALERT, INC.

Pursuant to and in accordance with the provisions of Section 16-10a-1006 of the Utah Revised Business Corporation Act, as amended, (the "Act"), the undersigned, SecureAlert, Inc. (the "Corporation") hereby declares and certifies as follows:

1.           The name of the Corporation is SecureAlert, Inc.

2.           The text of the amendment to the Articles of Incorporation of the Corporation adopted by Unanimous Written Consent of the Directors of the Corporation and recommended to the shareholders of the Corporation is as follows:

The first paragraph of "Article III, Capital Stock," is hereby amended by substituting the following paragraph in its place:

"The Corporation is authorized to issue two classes of shares to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares of Common Stock authorized to be issued is six hundred million (600,000,000) and the total number of shares of Preferred Stock authorized to be issued is twenty million (20,000,000). The Common Stock and the Preferred Stock shall each have a par value of $0.0001 per share."

3.           The amendment specified above does not provide for an exchange, reclassification, or cancellation of issued shares of the Corporation.

4.           The amendment specified above was adopted as of January 13, 2010, by Unanimous Written Consent of the Board of Directors of the Corporation, and in accordance with the requirements of the Act and the Bylaws of the Corporation.  The Board of Directors unanimously recommended approval of the amendment by the shareholders of the Corporation.  Effective June 30, 2010, such amendment specified above was approved by the written consent of shareholders owning a majority of the issued and outstanding voting securities of the Corporation, as described in Section 5 below.

5.           The foregoing amendment to the Articles of Incorporation of the Corporation was authorized and approved pursuant to section 16-10a-1003 of the Act by a vote of the majority of the Corporation’s shareholders entitled to vote as follows:

(a)  The number of issued and outstanding shares of Common Stock, voting as a class and entitled to vote on the foregoing amendment to the Articles of Incorporation was 225,854,666 of which 130,737,502 shares by executing written consents voted for, and 95,117,164 shares did not execute written consents in favor of the foregoing amendment to the Articles of Incorporation.

(b)  The number of issued and outstanding shares of Series D Preferred entitled to vote on the foregoing amendment to the Articles of Incorporation was 35,367 of which 26,042 shares by executing written consents voted for, and 9,325 shares did not execute written consents in favor of the foregoing amendment to the Articles of Incorporation.

(c)  The number of issued and outstanding shares of Common Stock, on an as-converted basis, entitled to vote on the foregoing amendment to the Articles of Incorporation was 438,056,666 of which 286,989,502 shares by executing written consents voted for, and 151,067,164 shares did not execute written consents in favor of the foregoing amendment to the Articles of Incorporation.

(d)  No other class of stock was entitled to vote on the foregoing amendment.

Such votes cast were sufficient for approval of the Amendment.

IN WITNESS WHEREOF, this Amendment to the Articles of Incorporation of the Corporation is executed this 30th day of June 2010, effective July 3, 2010.

SecureAlert, Inc.,
a Utah corporation

By /s/ Chad D. Olsen

Name Chad D. Olsen

Title Chief Financial Officer